Exhibit 10.1

Jack Cooper Holdings Corp.

1100 Walnut Street, Suite 2400

Kansas City, MO  64106

May 1, 2015

Kyle Haulotte

341 SW Marsh Wren Street

Lees Summit, MO 64082

Re:                                    Offer of Continued Employment

Dear Kyle,

Please accept this letter agreement as an offer of continued employment with Jack Cooper Holdings Corp. (the “Company”; and, together with its parent company and its direct and indirect subsidiaries, the “JC Companies”).  If you accept this offer of continued employment by signing at the bottom of this letter agreement, your continued employment with the Company will be based upon the terms and conditions set forth herein effective as of May 1, 2015 (the “Effective Date”).

It is acknowledged and agreed between the parties hereto that you have been an employee of one or more JC Companies since August 22, 2011, and that this letter agreement shall amend and restate any prior agreements in their entirety between you and any JC Companies concerning your employment with such JC Companies (if any) (collectively, the “Prior Agreements”).

You will hold the title of Chief Accounting Officer of the Company and will report directly to the Chief Financial Officer of the Company.

Your compensation and benefits will be as follows:

1.                                             Your initial base salary will be $250,000 per year, subject to adjustment from time to time as determined by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company in his or its sole and absolute discretion.

2.                                             You will have the opportunity to receive an annual, performance-based, discretionary bonus of up to fifty percent (50%) of your then current base salary as determined by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company in his or its sole and absolute discretion.  Furthermore, you will have the opportunity to receive additional discretionary bonuses as determined by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company in his or its sole and absolute discretion.

3.                                             As of the first day of your employment with the Company, you will be entitled to participate in all benefit programs, if any, that the Company establishes and makes available to its employees to the extent you are eligible and it is permitted under the plan documents governing such programs.

4.                                             You will be entitled to four (4) weeks paid vacation per year, in addition to sick days and paid holidays, all in accordance with the Company’s policies and procedures.

5.                                             [Intentionally Deleted.]

6.                                             You will be entitled to a Company car in accordance with the Company’s car program to the extent available to its officers and reimbursement of reasonable fuel charges incurred in connection with your employment with the Company.

7.                                             (a)                          Except as specifically provided in Section 7(b) below, in the event of your Termination (as hereinafter defined), then the Company shall pay to you (i) the then current base salary through the last day of your actual employment with the Company, (ii) any bonuses earned by you and declared by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company prior to such Termination for periods prior to such Termination (if any), and (iii) any benefits otherwise payable through the last day of your actual employment with the Company, and you shall thereafter not be entitled to any other compensation, payment, benefit, or right.

(b)                                 Notwithstanding anything herein to the contrary, solely in the event of your Termination by the Company without Cause (as hereinafter defined) prior to April 30, 2020, then the Company shall pay to you: (i) (x) the then current base salary through the last day of your actual employment with the Company, (y) any bonuses earned by you and declared by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company prior to such Termination for periods prior to such Termination (if any), and (z) any benefits otherwise payable through the last day of your actual employment with the Company; and (ii) the initial base salary of $250,000 until the earlier of (x) twelve (12) months after the date of such Termination by the Company without Cause and (y) April 30, 2020.  By way of example, in the event of your Termination by the Company without Cause on May 31, 2016, then the Company shall pay you under Section 7(b)(ii) above for twelve (12) months of your initial base salary of $250,000 (or $250,000) in accordance with the Company’s then normal payroll practices.  By way of further example, in the event of your Termination by the Company without Cause on January 31, 2020, then the Company shall pay you under Section 7(b)(ii) above for three (3) months of your initial base salary of $250,000 (or $62,5000) in accordance with the Company’s then normal payroll practices.

(c)                                  The payment to you of the amounts payable under Section 7(b) above shall (A) be contingent upon the execution by you of an irrevocable separation agreement and general release of claims, in substantially the form attached hereto as Exhibit A, that releases the JC Companies from any and all liability in any way related to the circumstances of your employment and termination therefrom and (B) constitute the sole remedy of yours in the event of a termination of your employment hereunder.

(d)                                 For purposes of Section 7(b), “Cause” means: (i) a breach of this letter agreement, which breach is not cured by you within thirty (30) days following the date that the Company provides written notice to you of such breach and the circumstances of such breach is reviewed with you by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the General Counsel and a human resources representative of the Company; (ii) your gross negligence, gross misconduct, fraud, or dishonesty in connection with your performance of your duties, as determined by the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company in his or its reasonable and good faith judgment; (iii) the conviction of you for a felony or crime involving moral turpitude; (iv) the commission of a willful act by you causing harm to the Company or any other JC Company which harm, when capable of cure, is not cured within thirty (30) days following the date the Company provides notice thereof; (v) your willful refusal to follow the lawful directives of the Chairman, the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company consistent with your job title; or (vi) your failure to follow any policies or procedures of the Company following the date the Company provides written notice of such failure.

8.                                             By signing this letter agreement and accepting this offer of employment, you are representing and warranting to the Company that, as of the Effective Date: (a) you have not provided to the Company any confidential information or trade secrets of any of your former employers or other parties for whom you have previously performed services (such parties collectively referred to as “Former Employer”); and (b) you are not restricted by any agreement, contract, obligation, or covenant from (i) competing with any Former Employer, (ii) soliciting business from any clients or customers of any Former Employer, (iii) offering to hire or hiring the employees of any Former Employer, or (iv) performing any of your anticipated employment duties and obligations for the Company.

9.                                             During your employment with the Company or any other JC Company (including your employment under the Prior Agreements (if any)) and for two (2) years after your Termination, you shall not, directly or indirectly, on your behalf or in the service or on behalf of others:

(a)                                        (i) Solicit, or attempt to solicit, any business from any of the JC Companies’ customers, including actively seeking prospective customers, with whom you had Material Contact (as hereinafter defined) during your employment with the Company or any other JC Company for purposes of providing products or services that are competitive with those provided by the Company or any other JC Company; or (ii) induce, or attempt to induce, any of the JC Companies’ customers with whom you had Material Contact during your employment with the Company or any other JC Company to terminate, reduce, or otherwise negatively change such customer’s relationship with such JC Company.

(b)                                        (i) Solicit, divert, or hire, or attempt to solicit, divert, or hire, any person employed by the Company or any other JC Company; or (ii) solicit, encourage, or offer any inducement to any employee of the Company or any other JC Company to leave the employ of the Company or such other JC Company.

(c)                                         Own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business (as hereinafter defined) anywhere in the Territory (as hereinafter defined) where doing so will require you to engage in Competitive Activities.

(d)                                        Publish, broadcast, or otherwise communicate any information, misinformation, comments, opinions, or remarks, whether written or oral, regardless of its believed truth, which is adverse to, reflects unfavorably upon, or tends to disparage the Company or any other JC Company or their products, services, operations, or business, provided that communications to your attorney or spouse and/or compelled testimony under oath being expressly excepted.

(e)                                         For purposes of this letter agreement:

(i)                                       “Material Contact” means the contact between you and each customer or potential customer:  (A) with whom or which you dealt on behalf of any JC Company; or (B) whose dealings with any JC Company were coordinated or supervised by you; or (C) about whom you obtained confidential information in the ordinary course of business as a result of your association with any JC Company; or (D) who received products or services authorized by any JC Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within two (2) years prior to the date of your Termination.

(ii)                                    “Competing Business” means any individual (including, without limitation, you), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or similar to, the business of any JC Company.  The JC Companies are engaged in the business of carhauling and/or finished vehicle logistics in the United States of America, Canada, and/or Mexico.

(iii)                                 “Competitive Activities” means engaging in activities or offering or providing products or services of the type conducted, authorized, offered, or provided by any JC Company within two (2) years prior to your Termination.

(iv)                                “Territory” means any and all geographic areas where you were undertaking your duties and/or responsibilities for the Company or any other JC Company within two (2) years prior to your Termination.

(v)                                   “Termination” means the termination of your employment with the Company at any time and for any reason or under any circumstances, whether with or without cause, with or without good reason, initiated by you or the Company, or otherwise.

10.                                      (a)                          During your employment with the Company and any other JC Company (including your employment under the Prior Agreements (if any)) and for three (3) years after your Termination, you shall: (i) hold all Confidential Information (as hereinafter defined) in the strictest confidence and you shall not, without the prior written authorization of the Company or as required by law, regulation, or legal process, disclose any Confidential Information in any manner to any person or entity, other than in the furtherance of your duties to the Company during your employment with the Company; and (ii) not use, misuse, or reproduce any Confidential Information, except as (x) may be necessary in connection with your services performed for the Company or any other JC Company hereunder or (y) required by applicable law, regulation, or legal process.

(b)                                        For purposes of this letter agreement, “Confidential Information” means information of a private, proprietary, secret, or confidential nature relating to the Company and/or the other JC Companies, including, without limitation, information concerning the Company’s and/or the other JC Companies’ customers (including names, addresses, telephone numbers, contact persons, and other identifying information with respect to the needs and requirements for customers; information dealing with the nature of customers’ accounts, including, without limitation, the dates on which agreements between any JC Company and such customers will end and/or be subject to renewal; and rate and price information and history relating to products or services provided by any JC Company to its customers), suppliers, distributors, financing sources, investors, operations, finances (including, without limitation, personnel data relating to any JC Company’s employees, such as compensation arrangements of such employees with any JC Company; any financial information relating to any JC Company’s income, budgeting, cost structures, expenses, profits, and general financial standing), businesses, equity and debt offerings and other financings, mergers and acquisitions, and other business transactions that derives value from not being generally known to other persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including, without limitation, compilations of customers, suppliers, distributors, financing sources, and investors information), programs (including, without limitation, computer programs and software), devices, methods, techniques, drawings, processes, procedures, financial data (including, without limitation, financial statements, financial models, budgets, and forecasts), lists of actual or potential customers, suppliers, distributors, financing sources, and investors (including, without limitation, identifying information about such parties), business, strategy, and marketing plans and materials, negotiation strategies and positions, pricing and cost strategies, licensing strategies, advertising campaigns, training, policy, and procedure manuals, and other aspects of the businesses, without regard to form and whether or not reduced to writing. “Confidential Information” shall not include information that: (i) was known to you at the time of receipt from the Company or another JC Company, so long as such information was not acquired directly or indirectly from the Company or any other JC Company or any person or entity who owed an obligation of confidentiality to the Company or any other JC Company whether by contract or otherwise; (ii) is or becomes publicly known through no act or fault of yours; or (iii) was received by you from a third party having the legal right to transmit the same; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

11.                                      Upon your Termination, or at any other time at the Company’s request, you agree to and shall promptly deliver to the Company all of its or any JC Company’s materials, documents, plans, records, notes, drawings, or papers and any copies thereof (whether electronic or hard copy) that may be in your possession or under your control, including in particular all notes or records you have relating to any Confidential Information.

12.                                      (a)                                 You agree that any and all Inventions (as hereinafter defined) during your employment with the Company or any other JC Company (including your employment under the Prior Agreements (if any)) shall be the sole and exclusive property of the Company.  You shall, with respect to any Invention: (i) keep current, accurate, and complete records, which shall belong to the Company and be kept and stored on the Company’s premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and you hereby assign) to the Company all of your right, title, and interest in and to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.  You also agree to perform promptly (without charge to the Company but at the expense of the Company) all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted upon the Inventions.

(b)                                        You are hereby notified that this Section 12 does not apply to any inventions for which no equipment, supplies, facility, or trade secrets of the Company or any other JC Company is used and which is developed on your own time, and (i) which does not relate (A) directly to the business of the Company or any other JC Company or (B) to the Company’s or any other JC Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by you for the Company or any other JC Company.

(c)                                         If, in the course of your employment with the Company or any other JC Company (including your employment under the Prior Agreements (if any)), you use, provide, or incorporate into any goods, services, systems, or operations of the Company or any other JC Company any intellectual property owned by you or in which you have an interest, then you hereby grant the Company, under all of your intellectual property and proprietary rights, the following worldwide, non-exclusive, perpetual, irrevocable, royalty-free, and fully paid-up license and rights: (i) to make, use, copy, modify, and create derivative works of such intellectual property; (ii) to publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell, and sell, rent, lease, or lend copies of such intellectual property (and derivative works thereof); and (iii) to sublicense to third parties the foregoing rights, including, without limitation, the right to sublicense to further third parties.

(d)                                        The terms of the assignment in this Section 12 as to any Invention may be subject to a separate assignment agreement between you and the Company.  The existence of such an assignment agreement shall have no effect on the assignment pursuant to this letter agreement of any other Invention.

(e)                                         To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(f)                                          In the event of any dispute, arbitration, or litigation concerning whether an invention, discovery, improvement, or idea made or conceived by you is the property of the Company, such invention, discovery, improvement, or idea shall be presumed the property of the Company and you will bear the burden of establishing otherwise.

(g)                                         For purposes of this letter agreement, “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored, or conceived by you in connection with your employment with the Company or any other JC Company (including your employment under the Prior Agreements (if any)), whether by your individual efforts or in connection with the efforts of others.

(h)                                        You acknowledge and agree that the Company will suffer irreparable damage if you violate or threaten to violate the terms of this Section 12, and that such damage would be difficult to quantify, and it is therefore agreed that, in the event of a breach or threatened breach of this Section 12, the Company shall be entitled to injunctive relief, in addition to all other legal and equitable remedies available to it, without the necessity of posting a bond or other security.

13.                                      You acknowledge and agree that: (a) the Company is the holding company of several businesses (including, without limitation, the carhaul business of Jack Cooper Transport Company, Inc. and its subsidiaries and the logistics business of Jack Cooper Logistics, LLC and its subsidiaries), and its primary operations are focused on the management of such businesses; (b) in your role as an officer of the Company you will have authority and responsibility over not just the Company and its business but also over the other JC Companies and their businesses; and (c) you have had (as an employee and/or officer of one or more JC Companies) and will continue to have (as an employee and/or officer of the Company and/or other JC Companies) access to private, proprietary, secret, or confidential documents and information of the Company and the other JC Companies.  Because of these circumstances and in consideration for your continued employment hereunder and other good and valuable consideration, you acknowledge and agree that the restrictions contained in this letter agreement are necessary for the protection of the business and goodwill of the Company and the other JC Companies, that each of the restrictive covenants in this letter agreement is reasonable in time, scope of activities, geographic scope, and otherwise to protect the legitimate business interests and goodwill of the Company and the other JC Companies, and that any breach of the restrictive covenants in this letter agreement is likely to cause the Company and/or one or more of the other JC Companies substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach of this letter agreement, you agree that the Company and any other JC Company, in addition to such other remedies that may be available at law or in equity, shall have the right to seek specific performance of the provisions of this letter agreement and shall have the right to seek an injunction without posting a bond from a court restraining such a breach or threatened breach, and you hereby waive the adequacy of a remedy at law as a defense to such relief. You further agree that, if any restriction set forth in this letter agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, then it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

14.                                       This letter agreement shall be governed by and construed in accordance with the laws of the state of Missouri, without giving effect to its choice of law provisions. Each party hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Missouri for all purposes in connection with any action or proceeding which arises out of or relates to this letter agreement.  This letter agreement amends and restates all the Prior Agreements (if any) and constitutes the entire agreement between the parties hereto and supersedes all prior understandings, whether oral or written.  This letter agreement may be executed in two or more counterparts and by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this letter agreement shall not render invalid or unenforceable any other provision hereof. This letter agreement may not be modified or amended except by a writing duly executed and delivered by the parties hereto. Neither this letter agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other party hereto.

Please accept this offer of continued employment by signing below and returning a sign copy to me at your earliest convenience.

Very truly yours,

Jack Cooper Holdings Corp.

	By:	/s/ Michael Testman
	Name:	Michael S. Testman
	Title:	June 9, 2015
ACCEPTED AND AGREED TO AS OF THE EFFECTIVE DATE:

/s/ Kyle Haulotte
Printed Name: Kyle Haulotte